Exhibit 10.1
AMENDED EMPLOYMENT AGREEMENT
     THIS AMENDED EMPLOYMENT AGREEMENT (this “Agreement”) is made at Cleveland, Ohio, as of January 1, 2007, between KEYCORP, an Ohio corporation (“Key”), and HENRY L. MEYER III (“Meyer”). The original version of this Agreement was entered into by Key and Meyer as of May 15, 1997, and was amended as of each of November 20, 1997, July 21, 1999, February 1, 2001, July 18, 2002, and February 15, 2005. Further amendments are incorporated below in this Agreement which replaces and supersedes both the original version and those prior amendments.
     Meyer has been elected as Chairman of the Board of Directors, President, and Chief Executive Officer of Key. Key is entering into this Agreement in recognition of the importance of Meyer’s services to the continuity of management of Key and based upon its determination that it will be in the best interests of Key and its Subsidiaries to encourage Meyer’s continued attention and dedication to his duties on behalf of Key on into the future. (As used in this Agreement, the term “Subsidiaries” and certain other capitalized terms have the meanings ascribed to them in Section 25, at the end of this Agreement.)
     Key and Meyer agree, effective as of the date first set forth above (the “Effective Date”), as follows:
1. Employment, Term. Key engages and employs Meyer to render such services in the administration and operation of its affairs as, from time to time, may be specified by its Board of Directors in a manner consistent with his status as Chairman of the Board of Directors, President, and Chief Executive Officer, all in accordance with the terms and conditions of this Agreement, for a constantly renewing three year term, commencing on the Effective Date, so that the remaining term of employment under this Agreement shall always be three years, unless: (a) either party gives written notice to the other that the term shall no longer constantly renew (in which case, the term of employment under this Agreement will expire on the third anniversary of the giving of such notice) or (b) Meyer’s employment under this Agreement is earlier terminated in accordance with the provisions of one of Sections 6.2 through 6.7 of this Agreement. Thus, for example, on January 2, 2007, the term of employment under this Agreement will be for three years until January 2, 2010 automatically, without any action by either party, the term will renew and extend itself on January 3, 2007 so as to be a three year term of employment until January 3, 2010; and so on with the term automatically extending on a daily basis so as always to be a three year term until either notice is given under clause (a) above or Meyer’s employment is earlier terminated in accordance with the provisions of one of Sections 6.2 through 6.7 of this Agreement.
2. Full-Time Services. Meyer will devote all his time and efforts to the service of Key, except for (a) usual vacation periods and reasonable periods of illness, (b) services as an officer and director of any Subsidiary of Key, and (c) services as a director or trustee of other corporations or organizations that are not in competition with Key or any Subsidiary, except that,

Meyer shall obtain the prior approval of the Chairman of the Committee of Key’s Board of Directors before accepting a position as director or trustee of any for profit entity, other than Continental Airlines, Inc. (whether the entity is in corporate or other form).
3. Executive Officer. Except as provided in the last sentence of this Section 3, Meyer shall hold the offices of Chairman of the Board of Directors, President, and Chief Executive Officer of Key throughout the period of his employment under this Agreement. Meyer and Key may, at some point in time after the Effective Date, mutually agree that a different executive officer of Key should hold the title of President and report to Meyer while Meyer remains as Chairman of the Board of Directors and Chief Executive Officer of Key.
4. Compensation. For all services to be rendered by Meyer to Key under this Agreement, including services as an officer, director, Chairman of the Board of Directors, or member of any committee of Key or of any Subsidiary, or any other services specified by the Board of Directors, Key shall pay to Meyer, in equal monthly or more frequent installments, Base Salary at a rate of not less than $1,000,000 per annum. The rate of Meyer’s Base Salary shall be subject to increase from time to time at the discretion of the Committee and shall not be subject to decrease except and then only to the extent that there is an across-the-board salary reduction applicable to the executive officers of Key generally. In addition to being paid such Base Salary, Meyer shall participate fully in any incentive compensation, retirement, savings, stock option, restricted stock, disability, and other employee benefit and welfare plan or arrangement allowed or provided by Key in which he would otherwise be eligible for participation as an executive officer and employee of Key, and, to the extent not provided, Key shall pay or provide for the payment of benefits commensurate with Meyer’s annual compensation.
5. Certain Compensation Guaranties During Two Years following a Change of Control. For so long as Meyer remains in the employ of the Surviving Entity or one of its Subsidiaries during the period beginning on the day after any Change of Control and continuing through the second anniversary of that Change of Control (the period of Meyer’s employment during that two year period being the “Guaranteed Compensation Period”), Meyer shall be entitled to the Incentive Compensation Guaranty set forth in Section 5.1 and to the Option/SAR Guaranty set forth in Section 5.2. For purposes of determining Meyer’s entitlement to benefits under the Supplemental Retirement Plan, amounts received by Meyer in satisfaction of the Incentive Compensation Guaranty set forth in Section 5.1, to the extent allocable to short term incentive compensation that was taken into account in determining Average Annual Incentive Compensation, shall be deemed short term incentive compensation received by Meyer during the Guaranteed Compensation Period and, to the extent allocable to long term incentive compensation that was taken into account in determining Average Annual Incentive Compensation, shall be deemed to be long term incentive compensation received by Meyer during the Guaranteed Compensation Period.
5.1 Guaranteed Level of Incentive Compensation. Except as otherwise provided in Section 5.3, the Surviving Entity shall cause Meyer to receive, during the Guaranteed Compensation Period, as incentive compensation, an amount that, on an annualized basis, is at least equal to Meyer’s Average Annual Incentive Compensation. The guaranty set forth in the immediately preceding sentence (the “Incentive Compensation Guaranty”) establishes a minimum amount of incentive compensation that must be paid to Meyer with respect to Meyer’s employment during the Guaranteed Compensation Period. Except as and to the extent otherwise permitted by any of the provisions of Section 5.3:
(a) The Surviving Entity shall make payments to Meyer in cash that satisfy the Incentive Compensation Guaranty quarterly in arrears, within 30 days after the end of each calendar quarter for each quarter or portion thereof during the Guaranteed Compensation Period;
(b) If Meyer’s employment is terminated for any reason other than Cause, all unpaid guaranteed incentive compensation with respect to the Guaranteed Compensation Period shall be paid to Meyer by the Surviving Entity in a lump sum within 30 business days following the Termination Date; and
(c) If Meyer’s employment is terminated by the Surviving Entity for Cause, the Surviving Entity shall not be required to pay to Meyer any amount of incentive compensation otherwise payable at any time on or after the Termination Date.
5.2 Guaranteed Participation in Stock Option and SAR Plans. During the Guaranteed Compensation Period, Meyer shall participate fully (at a level that is at least comparable to the level at which he participated in the last calendar year that ended before the date of the Change of Control and is at least equal to the highest targeted level at which other executive officers of the Surviving Entity participate) in each and every stock option and stock appreciation right plan in which executive officers of the Surviving Entity generally participate. The guaranty of full participation set forth in this Section 5.2 is hereinafter sometimes referred to as the “Option/SAR Guaranty.”
5.3 Exceptions to and Alternative Means of Satisfying the Incentive Compensation Guaranty. For purposes of the exceptions and alternative means of satisfying the Incentive Compensation Guaranty that are set forth in this Section 5.3, the Incentive Compensation Guaranty shall be deemed to be made up of two parts, the “Short Term Part” and the “Long Term Part,” each of which shall bear the same proportion, respectively, to the entire Incentive Compensation Guaranty as Average Short Term Incentive Compensation and Average Long Term Incentive Compensation bear, respectively, to Average Annual Incentive Compensation.
(a) Bona fide Short Term Incentive Compensation Plan Exception. If (i) the Surviving Entity maintains a bona fide short term incentive compensation plan that (x) would satisfy the Short Term Part if Meyer received short term incentive compensation under that plan at Meyer’s target level (as the target level is specified under that plan) and (y) specifies a target level for Meyer that is the highest target level for any executive employed by the Surviving Entity; (ii) the Surviving Entity, in administering that plan in good faith and without discriminating against Meyer, utilizes a performance factor that is intended to rate the corporation’s overall performance for the short term compensation cycle in question; (iii) that performance factor is uniformly applied (either in establishing an incentive compensation pool or against each participant’s target) to all participants in the plan; and (iv) the application of that factor reduces the short term incentive compensation payable under that plan to a level below Meyer’s target level; then payment of the short term incentive compensation, if any, due to Meyer at the reduced level under that plan shall satisfy the Surviving Entity’s obligation under the Short Term Part for that particular short term compensation cycle.
(b) Annual Payment Exception. If the Surviving Entity maintains a bona fide short term incentive compensation plan that would satisfy the Short Term Part if Meyer received short term incentive compensation under that plan at Meyer’s target level and that plan provides for payment of all amounts earned at regularly scheduled times not less frequently than once a year, the Surviving Entity may satisfy the Short Term Part by paying incentive compensation to Meyer under that plan (at not less than Meyer’s target level or as reduced if permitted by 5.3(a) above) at those regularly scheduled times, except that if Meyer’s employment terminates for any reason other than Cause, the Surviving Entity shall make payments under that plan, pro rated to include all periods within the Compensation Guaranty Period as to which Meyer has not yet received incentive compensation under that plan, within 30 business days after the Termination Date.
(c) Issuance of Restricted Stock Alternative. As an alternative to paying Meyer cash to satisfy the Long Term Part, the Surviving Entity may make restricted stock grants of Common Shares to Meyer each year during the Guaranteed Compensation Period that:
(i) are made during the same calendar quarter of the year as the calendar quarter during which Key made LTIC Stock Grants to Meyer in the last calendar year that ended before the beginning of the Guaranteed Compensation Period;
(ii) have a Fair Market Value that on an annual basis is at least equal to Meyer’s Average Long Term Incentive Compensation;
(iii) provide for time lapsed vesting of the restricted stock subject to the grant so that the entire grant will be fully vested not later than the third anniversary of the date of grant if Meyer continues to be employed through that date; and
(iv) have the further provision that, upon any termination of Meyer’s employment other than a termination for Cause (including, without limitation, any termination by reason of death, disability, voluntary or involuntary retirement, or resignation), if, as of the Termination Date, less than a proportionate part of the Common Shares subject to the restricted stock grant granted to Meyer during the Guaranteed Compensation Period has vested, then an additional portion of those Common Shares shall vest immediately on the Termination Date so that, in the aggregate, a proportionate part has vested as of the Termination Date. For these purposes, “a proportionate part” means the full number of Common Shares in the restricted stock grant multiplied by a fraction, the numerator of which is the number of days between (x) January 1 of the calendar year in which the restricted stock grant was made and (y) the last day of the Guaranteed Compensation Period, inclusive, and the denominator of which is 1095 (i.e., 365 times three).
If the Surviving Entity makes restricted stock grants as provided in this 5.3(c), the Surviving Entity will have satisfied the Long Term Part.
6. Termination.
6.1 Three Years following Notice of Non-Renewal. If either party gives written notice to the other of his or its intention to discontinue the otherwise automatic renewal of the term of Meyer’s employment hereunder (a “Non-Renewal Notice”), that term will terminate on the third anniversary of the giving of the Non-Renewal Notice, except that if a Change of Control occurs before that third anniversary date and while Meyer remains employed by Key pursuant to this Agreement, the Non-Renewal Notice shall be automatically abrogated and thereafter treated as though it had never been given unless Meyer gives written notice, not later than 30 days after the occurrence of the Change of Control, that he desires to have the Non-Renewal Notice (whether it was given by Key or by Meyer) continue in effect. If either party gives the other a Non-Renewal Notice as provided in the immediately preceding sentence, that Non-Renewal Notice remains in effect through the third anniversary of the giving of that notice, and Meyer’s employment continues through that third anniversary, Meyer’s employment under this Agreement shall terminate at 12:00 Midnight on that third anniversary.
6.2 Death or Disability. Meyer’s employment hereunder will terminate immediately upon Meyer’s death. Key may terminate Meyer’s employment hereunder immediately upon giving notice of termination if Meyer is disabled, by reason of physical or mental impairment, to such an extent that he is unable to substantially perform his duties under this Agreement for 180 consecutive days.
6.3 For “Cause” Absent a Change of Control. At any time that is either before the occurrence of any Change of Control or after the second anniversary of the then most recent Change of Control, Key may terminate Meyer’s employment hereunder for “Cause” if :
(a) Meyer commits a felony (other than felonious operation of a motor vehicle);
(b) Meyer commits an act or series of acts of dishonesty in the course of his employment that are materially inimical to the best interests of Key or a Subsidiary as determined by Majority Action of the Board of Directors and, if the act or acts are capable of being cured, Meyer fails to cure or take all reasonable steps to cure within 30 days of notice from the Board of Directors to Meyer;
(c) Key or any Subsidiary has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend Meyer’s employment and such order or directive has not been vacated or reversed upon appeal;

(d) Meyer continues to violate his obligation under Section 10.1 not to engage in Competitive Activities for more than ten days after the Board of Directors has by Majority Action advised him in writing to cease those activities; or
(e) Other than for disability, Meyer abandons and consistently fails to attempt to perform his duties and responsibilities as specified from time to time by the Board of Directors for 90 consecutive days after the Board of Directors has by Majority Action advised him in writing of that failure.
6.4 For “Cause” Within Two Years After a Change of Control. From the date on which occurs any Change of Control and thereafter through the second anniversary of that Change of Control, the Surviving Entity and its Subsidiaries may terminate Meyer’s employment under this Agreement for “Cause” only if :
(a) Meyer is convicted of a felony (other than felonious operation of a motor vehicle);
(b) Meyer commits an act or series of acts of dishonesty in the course of his employment that are materially inimical to the best interests of the Surviving Entity or any of its Subsidiaries and that constitutes the commission of a felony (other than felonious operation of a motor vehicle), all as determined in good faith by the vote of three quarters of the entire number of members of the Board of Directors, which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination;
(c) The Surviving Entity or any of its Subsidiaries has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend Meyer’s employment and, notwithstanding the best efforts of the Surviving Entity and/or its relevant Subsidiary or Subsidiaries to oppose, initially, and to appeal, thereafter, the order or directive, that order or directive has not been vacated or reversed upon appeal; or
(d) Meyer continues to violate his obligation under Section 10.1 not to engage in Competitive Activities for more than ten days after the Board of Directors has by Majority Action advised him in writing to cease those activities, that violation is material, and the fact that the violation both was material and so continued beyond that ten day period is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of determining whether the violation both was material and so continued beyond that ten day period.

If (x) the Surviving Entity or any of its Subsidiaries terminates the employment of Meyer during the two year period beginning on the date of a Change of Control and at a time when it has “Cause” therefor under clause (c) above, (y) the order or directive is subsequently vacated or reversed on appeal and the vacation or reversal becomes final and no longer subject to further appeal, and (z) the Surviving Entity or any of its Subsidiaries fails to offer to reinstate Meyer to employment under this Agreement within ten days of the date on which the vacation or reversal becomes final and no longer subject to further appeal, the Surviving Entity and its Subsidiaries will be deemed to have terminated Meyer without Cause during the two year period beginning on the date of the Change of Control.
6.5 By Key Without Cause. Key may terminate Meyer’s employment hereunder without Cause at any time by Majority Action of the Board of Directors.
6.6 By Meyer Following Constructive Termination at Any Time. Meyer may terminate his employment hereunder “on grounds of Constructive Termination” (and, if Meyer elects to terminate his employment in such circumstances, he will be deemed to have been “Constructively Terminated” and not to have “Voluntarily Resigned” or “Voluntarily Retired”) if, at any time:
(a) Meyer’s Base Salary is reduced other than in connection with, and then only to the extent of, a general across-the-board salary reduction applicable to the executive officers of Key generally;
(b) Meyer is excluded from full participation in any incentive, option, restricted stock, or other compensatory plan applicable to executive officers of Key generally;
(c) Meyer is subject to Demotion or Removal;
(d) Key requests Meyer’s resignation or retirement at a time when Key does not have grounds to terminate Meyer’s employment for Cause; or
(e) Meyer’s principal place of employment for Key is relocated outside of the Cleveland metropolitan area or Meyer is otherwise required by Key to relocate outside the Cleveland metropolitan area.
6.7 By Meyer Following Constructive Termination Within Two Years After a Change of Control. At any time during the period beginning on the date on which occurs any Change of Control and thereafter through the second anniversary of that Change of Control, Meyer may terminate his employment hereunder “on grounds of Constructive Termination” (and, if Meyer elects to terminate his employment in such circumstances, he will be deemed to have been “Constructively Terminated” and not to have “Voluntarily Resigned” or “Voluntarily Retired”) if he could then terminate his employment on any of the grounds of Constructive Termination listed under Section 6.6 or if:
(a) Meyer’s Base Salary is reduced from the highest level in effect at any time during the one year period ending on the date of the Change of Control;

(b) Meyer is excluded from full participation in any incentive, option, restricted stock, or other compensatory plan that was available to him and in effect at any time during the one year period ending on the date of the Change of Control (the “Pre-Change of Control Compensatory Plans”) unless Meyer is provided with substitute incentive, option, restricted stock, and other compensatory plans that provide to Meyer, in the aggregate, at least substantially equivalent compensatory opportunities as would have been provided had the Pre-Change of Control Compensatory Plans remained in effect with Meyer as a full participant therein;
(c) Following notice by Meyer to the Surviving Entity and an opportunity by the Surviving Entity to cure, the Surviving Entity fails to satisfy the Incentive Compensation Guaranty or the Option/SAR Guaranty or Meyer is otherwise excluded from full participation in any incentive, option, restricted stock, or other compensation plan that is generally applicable to executive officers of the Surviving Entity after the Change of Control;
(d) The headquarters of the Surviving Entity is located outside of the Cleveland metropolitan area;
(e) Meyer determines in good faith that his responsibilities, duties, or authorities with the Surviving Entity are materially reduced from those in effect before the Change of Control and the reduction has not been cured within thirty days after Meyer gives notice to the Board of Directors of the Surviving Entity of his election to terminate his employment based upon that reduction; or
(f) Meyer determines in good faith that as a result of the Change of Control he is unable to carry out the authorities, powers, functions, responsibilities, or duties as Chairman of the Board of Directors and Chief Executive Officer as those authorities, powers, functions, responsibilities, or duties attached to those positions were in effect before the Change of Control and the Board of Directors of the Surviving Entity fails to fully address those issues (as determined by Meyer in good faith) within thirty days after Meyer gives notice to the Board of Directors of his determination under this clause (f) and the basis of such determination.
For purposes of clause (c), the Surviving Entity will be deemed to have had an opportunity to cure and to have failed to effect a cure if the failure to satisfy the Incentive Compensation Guaranty or the Option/SAR Guaranty, as the case may be, persists (as determined in good faith by Meyer) for more than thirty calendar days after Meyer has given notice to the Surviving Entity of the existence of that failure.

7. Severance Payments and Benefits upon Termination.
7.1 Termination by Key Without Cause, etc., or by Meyer Following Constructive Termination. If Meyer’s employment is terminated by Key (or, if applicable, the Surviving Entity) for any reason other than Cause, disability, or death, or if Meyer is Constructively Terminated:
(a) Base Salary through Termination Date. Key shall pay to Meyer, at the same time or times as would have been the case absent the termination, any unpaid Base Salary due or to become due to Meyer with respect to any period ending on or before the Termination Date.
(b) Short Term Incentive Compensation through Termination Date. Key shall pay to Meyer, within 30 days after the Termination Date, as short term incentive compensation with respect to each short term incentive compensation plan in which Meyer is a participant, an amount equal to a pro rata portion of Meyer’s targeted short term incentive compensation under that plan for the calendar year in which the Termination Date falls. For these purposes, a “pro rata portion” means the percentage figure determined by dividing the number of days between January 1 of the calendar year in question through the Termination Date, inclusive, by 365. Any amount paid by Key to Meyer pursuant to this Section 7.1(b) with respect to a particular short term incentive compensation plan in which Meyer is a participant shall reduce, but not below zero, the amount that Key is required to pay to Meyer under that plan as short term incentive compensation for the calendar year in which the Termination Date falls, but that short term incentive compensation plan shall in all other respects be governed by its terms.
(c) Lump Sum Payment. Key shall pay to Meyer, within 30 days after the Termination Date, a lump sum severance benefit equal to three times the sum of (i) one year’s Base Salary (at the highest rate in effect at any time before the Termination Date) plus (ii) his Average Short Term Incentive Compensation plus (iii) 50% of his Average Long Term Incentive Compensation.
(d) Retirement and Savings Plan Participation. For the period beginning on the day after the Termination Date and ending on the third anniversary of the Termination Date (the “Continuing Benefit Period”), Key shall cause Meyer to continue to be covered by and to participate in all Retirement Plans and Savings Plans that he was entitled to be covered by and participating in as an officer of Key immediately before the Termination Date in the same manner and to the same extent as if Meyer continued in the full-time employ of Key throughout the Continuing Benefit Period, except where such coverage or participation is Impermissible. For these purposes: (i) the entire Continuing Benefit Period shall be included in determining Meyer’s years of service, (ii) amounts received by Meyer under clause (c)(i) above shall be deemed to be base salary received by Meyer ratably during the Continuing Benefit Period, and (iii) amounts received by Meyer under clauses (c)(ii) and (c)(iii) above shall be deemed to be incentive compensation received by Meyer ratably during the Continuing Benefit Period. If, at any time during the Continuing Benefit Period, Key determines in good faith that continuing Meyer’s coverage by and participation in any of the Retirement Plans or any of the Savings Plans during the Continuing Benefit Period is Impermissible, Meyer shall not be covered by and participate in such affected plan or plans during the Continuing Benefit Period, but Key shall provide to Meyer under this Agreement, as a supplemental retirement benefit, payments and benefits that put Meyer in the same position that he would have been in had he continued to be covered by and participated in all such affected plan or plans throughout the Continuing Benefit Period to the same extent as he was a participant immediately before the Termination Date, with the supplemental payments and benefits under this sentence being payable to Meyer (or, if applicable, to his wife, estate, or designated beneficiary) at the same time and with the same payment options as would be applicable under the affected plan or plans in question.
(e) Deferred Savings Plan Benefit. Within 30 days of Meyer’s Termination Date, Key shall provide Meyer with a lump sum cash payment, which shall equal the amount of corporate contributions that Meyer otherwise would be eligible to receive under the KeyCorp Deferred Savings Plan as if Meyer actively deferred 6% or more of his base salary and 6% or more of his incentive compensation award to the KeyCorp Deferred Savings Plan during the Continuing Benefit Period (as referenced in Section 7.1(d) hereof). For purposes of this Section 7.1(e), base salary shall be deemed to be the amount to be received by Meyer under clause (c)(i) above of this Section 7.1, and incentive compensation award shall be deemed to be the amount to be received by Meyer under clause (c)(ii) above of this Section 7.1.
(f) Medical, Disability, Group Term Life, and Accidental Death and Dismemberment Coverage. Through the third anniversary of the Termination Date, Key shall continue to maintain and shall assume the cost of providing (i) medical coverage for Meyer and his dependents under the provisions of the KeyCorp-sponsored retiree medical plan as then in effect for all KeyCorp retirees of similar age, (ii) conversion group term life insurance coverage for the benefit of Meyer and his dependents based on one times Meyer’s base salary coverage level at the time of Meyer’s Termination Date (subject to the conversion coverage requirements of the group term life plan as then in effect as of Meyer’s Termination Date), (iii) conversion accidental death and dismemberment coverage for the benefit of Meyer and his dependents at the coverage level in effect immediately prior to Meyer’s Termination Date (subject to the conversion coverage requirements of the accidental death and dismemberment plan as in effect as of Meyer’s Termination Date), and (iv) continued coverage under Meyer’s individual policy of disability insurance as in effect as of Meyer’s Termination Date. (Meyer may also elect dental coverage for himself and his dependents under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and Key shall assume the cost for such continued dental coverage.) After the third anniversary of the Termination Date, Meyer and his dependents may continue to be covered under the foregoing benefits, provided, however, that Meyer and his dependents assume the cost for such continued coverage based on the premium contribution requirements and applicable policy requirements as then in effect for each benefit coverage, and further provided, that Meyer and his dependents’ retiree medical plan premium costs shall be adjusted to reflect the KeyCorp-provided subsidized cost-sharing premium amounts that are otherwise provided under the retiree medical plan.
7.2 Effect of Death While in Employ of Key. If Meyer dies while employed by Key:
(a) Key shall pay to Meyer’s estate any unpaid Base Salary due or to become due to Meyer with respect to any period ending before his death and Key shall have no further obligations to Meyer for Base Salary for any period after Meyer’s death.
(b) Key shall provide retiree medical plan coverage (i) for the benefit of Meyer’s wife, for her lifetime, and (ii) for the benefit of each of Meyer’s children, through the earlier of the date on which he or she attains age 23 or has ceased for more than 120 consecutive days to be a full time student. Key shall also provide continued dental coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for the benefit of Meyer’s wife, and for the benefit of each of Meyer’s children. In each case, such benefits shall be provided at Key’s sole cost.
(c) Upon his death, Meyer’s rights under any other plan or benefit of Key shall be governed by the respective terms thereof.
7.3 Effect of Disability While in Employ of Key. If, while Meyer is employed by Key, he becomes disabled, by reason of physical or mental impairment, to such an extent that he is unable to perform his duties under this Agreement:
(a) Key may relieve Meyer of his duties under this Agreement for as long as Meyer is so disabled.
(b) Key shall pay to Meyer all Base Salary and incentive compensation to which he would have been entitled under this Agreement and under applicable incentive compensation plans had he continued to be actively employed by Key to the earliest of (i) the date on which he becomes eligible for payment of long term disability benefits under the Long Term Disability Benefit Plan, (ii) the date of his death, or (iii) the third anniversary of the first date on which his employment hereunder could have been terminated by Key pursuant to the second sentence of Section 6.2, except that if, after Meyer has become so disabled and before he is terminated by Key pursuant to the second sentence of Section 6.2, Meyer recovers so that he is no longer so disabled to such an extent that he is unable to perform his duties under this Agreement, Meyer shall be restored to his duties under this Agreement and entitled to the benefits of and subject to this Agreement as if no period of disability had occurred.
(c) The amounts payable to Meyer for any month under this Section 7.3 shall be reduced, but not below zero, by the full amount of the payments, if any, received by

Meyer for that month (i) from all Retirement Plans, (ii) from the Long Term Disability Plan, and (iii) from any other disability plan the entire cost of which is borne by Key.
(d) For purposes of all incentive compensation, retirement, savings, stock option, restricted stock, disability, and other employee benefit and welfare plans or arrangements allowed or provided by Key to executive officers, Meyer shall be treated in the same manner that Key treats other executive officers who become disabled.
(e) Except as provided in this Section 7.3, Key shall have no further obligations to Meyer for Base Salary or incentive compensation for any period during which Meyer is so disabled to such an extent that he is unable to perform his duties under this Agreement.
(f) The payments provided for under this Section 7.3 shall be made as provided for in this Section notwithstanding any termination of Meyer’s employment under the second sentence of Section 6.2.
7.4 Effect of Termination for Cause. If Meyer’s employment is terminated for Cause, Key may, by giving written notice to Meyer, terminate all its obligations remaining to be performed or observed by it under this Agreement (other than the obligation to pay Base Salary to Meyer through the Termination Date and the obligations of Key under Sections 11 and 12.3), except no termination of Key’s obligations under this Agreement shall affect Meyer’s rights under any plan or benefit of Key, all of which shall be governed by their respective terms.
7.5 Effect of Termination Upon Meyer’s Voluntary Resignation or Voluntary Retirement. If Meyer’s employment is terminated by Meyer’s Voluntary Resignation or Voluntary Retirement, Key may, by giving written notice to Meyer, terminate all its obligations remaining to be performed or observed by it under this Agreement (other than the obligation to pay Base Salary to Meyer through the Termination Date, the obligations of Key under Sections 11 and 12 and, to the extent then applicable by their respective terms, the obligations of Key under Sections 14, 15, and 16), except no termination of Key’s obligations under this Agreement shall affect Meyer’s rights under any plan or benefit of Key, all of which shall be governed by their respective terms.
8. No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. Key’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that Key or any of its Subsidiaries may have against Meyer, except that the prohibition on set-off, counterclaim, recoupment, defense, or other claim contained in this sentence shall not apply if Meyer’s employment is terminated by Key for Cause at any time that is either before the occurrence of any Change of Control or after the second anniversary of the then most recent Change of Control. Meyer shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by Meyer as the result of employment by another employer or otherwise after the termination of Meyer’s employment. Neither the provisions of this Agreement nor the making of any payment provided for hereunder, nor the termination of Key’s obligations under this Agreement, shall reduce any amounts otherwise payable, or in any way diminish Meyer’s rights, under any incentive compensation plan, stock option or stock appreciation rights plan, restricted stock plan or agreement, deferred compensation, retirement, or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of Key or any Subsidiary, all of which shall be governed by their respective terms.
9. Payments Are in Lieu of Severance Payments. If Meyer becomes entitled to receive payments under this Agreement as a result of termination of his employment, those payments shall be in lieu of any and all other claims or rights that Meyer may have against Key for severance, separation, and/or salary continuation pay upon that termination of his employment.
10. Limitations on Competition.
10.1 During Employment. Meyer shall not engage in any Competitive Activity during the period of his employment with Key.
10.2 Two Years in Certain Circumstances. If Meyer’s employment is terminated within two years after the occurrence of a Change of Control either by Key without Cause or by Meyer after he has been Constructively Terminated, Meyer shall not engage in any Competitive Activity during the two year period ending on the second anniversary of the Termination Date.
10.3 Three Years Following Any Other Termination. If Meyer’s employment is terminated (whether by him, by Key, or otherwise) in any circumstances other than those expressly covered by Section 10.2 above, Meyer shall not engage in any Competitive Activity at any time during the three year period ending on the third anniversary of the Termination Date.
10.4 No Further Obligation to Make Payments or Provide Benefits Following Continuing Breach. If Meyer continues to violate the restriction set forth in Section 10.2 or 10.3, as may be applicable, after the Board of Directors has advised him by Majority Action in writing to cease those activities and that violation is material, Key shall thereupon be relieved of all further obligations to make payments and provide benefits to Meyer under any of the provisions contained in Section 7.1. Meyer shall not be required to repay to Key any payment received by him before he began to engage in any such Competitive Activity.
10.5 Other Remedies. In addition to other remedies provided by law or equity, upon a breach by Meyer of any prohibition on Competitive Activity contained in this Section 10, Key shall be entitled to have a court of competent jurisdiction enter an injunction against Meyer restraining him from any further breach of any such prohibition.

11. Indemnification. Key shall indemnify Meyer, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if Meyer is made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Meyer is or was a director, officer, employee, or agent of Key or any Subsidiary, or is or was serving at the request of Key or any Subsidiary as a director, trustee, officer, employee, member, manager, or agent of a bank, corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, including serving as a committee member or other fiduciary of any employee benefit plan maintained by Key or any Subsidiary (“Plan”), including serving as a member of either the Key Cash Balance Pension Plan Trust Oversight Committee or the Key 401(k) Savings Plan Trust Oversight Committee, or any successor of either of the Committees. The indemnification provided by this Section 11 shall not be deemed exclusive of any other rights to which Meyer may be entitled under the articles of incorporation or the regulations of Key or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, insurance policy or similar protection, or otherwise, both as to action in Meyer’s official capacity and as to action in another capacity while holding such office, and shall continue as to Meyer after Meyer has ceased to be a director, trustee, officer, employee, member, manager, agent, committee member, or other fiduciary and shall inure to the benefit of the heirs, executors, and administrators of Meyer. Notwithstanding the foregoing provisions of this Section 11, Meyer shall not be indemnified if it is judicially determined that Meyer’s action or failure to act constituted gross negligence or willful misconduct in carrying out his duties as a fiduciary of any employee benefit plan maintained by Key or any Subsidiary plan.
12. Reimbursement of Certain Expenses.
12.1 Key shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Meyer, of defending any action brought to have this Agreement declared invalid or unenforceable.
12.2 Key shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Meyer, of prosecuting any action to compel Key to comply with the terms of this Agreement upon receipt from Meyer of an undertaking to repay Key for such expenses if, and only if, it is ultimately determined by a court of competent jurisdiction that Meyer had no reasonable grounds for bringing that action (which determination need not be made simply because Meyer fails to succeed in the action).
12.3 Expenses (including attorney’s fees) incurred by Meyer in defending any action, suit, or proceeding commenced or threatened against Meyer (i) for any action or failure to act as an employee, officer, director, or agent of Key or any Subsidiary or (ii) if Meyer is or was serving at the request of Key or any Subsidiary, for any action or failure to act as a director, trustee, officer, employee, member, manager, or agent of a bank, corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, including serving as a committee member or other fiduciary of any Plan, shall be paid by Key, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of Meyer in which he agrees to reasonably cooperate with Key or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (a) if the action, suit, or proceeding is commenced or threatened against Meyer for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Key or a Subsidiary or with reckless disregard for the best interests of Key or a Subsidiary or (b) if the action, suit, or proceeding is commenced or threatened against Meyer for any action or failure to act as an officer, employee, trustee, member, manager, or agent (including as a Plan fiduciary), to repay the amount if it is ultimately determined that he is not entitled to be indemnified. The obligation of Key to advance expenses provided for in this Section 12.3 shall not be deemed exclusive of any other rights to which Meyer may be entitled under the articles of incorporation or the regulations of Key or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, insurance policy or similar protection or otherwise. Without limiting the preceding provisions of this Section 12.3, Key shall advance Meyer’s expenses provided for herein as incurred in connection with service as a member of either the Key Cash Balance Pension Plan Trust Oversight Committee or the Key 401(k) Savings Plan Trust Oversight Committee or any successor of either of the Committees.
13. Gross-Up of Payments Deemed to be Excess Parachute Payments.
13.1 Key and Meyer acknowledge that, following a Change of Control, one or more payments or distributions to be made by Key to or for the benefit of Meyer (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) may be determined to be an “excess parachute payment” that is not deductible by Key for Federal income tax purposes and with respect to which Meyer will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as “Section 280G” and “Section 4999”). If Meyer’s employment is terminated after a Change of Control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Section 13, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to Key and to Meyer within 30 days after the Termination Date or such earlier time as is requested by Key. Key and Meyer shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. Key shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Section 13.
13.2 If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of Meyer for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), Key shall make additional cash payments to Meyer, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to Meyer, in such amounts as are necessary to put Meyer in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Meyer would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.
13.3 If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of Meyer for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, Key shall make further additional cash payments to Meyer not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put Meyer in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Meyer would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.
13.4 If Key desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, Meyer shall, upon receipt from Key of an unconditional written undertaking to indemnify and hold Meyer harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with Key in that contest at Key’s sole expense. Nothing in this Section 13.4 shall require Meyer to incur any expense other than expenses with respect to which Key has paid to Meyer sufficient sums so that after the payment of the expense by Meyer and taking into account the payment by Key with respect to that expense and any and all taxes that may be imposed upon Meyer as a result of his receipt of that payment, the net effect is no cost to Meyer. Nothing in this Section 13.4 shall require Meyer to extend the statute of limitations with respect to any item or issue in his tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Meyer receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, Meyer shall promptly pay to Key such amount as will leave Meyer, net of the repayment and all tax effects, in the same position, after all taxes and interest, that he would have been in if the refunded excise tax had never been paid.
14. Vesting of LTIC Stock Grants Upon Retirement. If Meyer retires after age 55 but before he attains age 65 and the Committee approves of his retirement, for purposes of vesting (to the extent not already vested) a pro rata number of shares of restricted stock, shares of phantom restricted stock and/or Performance Shares, all as specified or permitted by the respective award instruments, Meyer shall be treated under each award instrument as if, on the Termination Date, he retired having achieved age 65. If any applicable award instrument does not specify the affect of retirement having reached age 65, then Mr. Meyer shall be treated only for such purposes as if he had died on the Termination Date.
15. Vesting of, and Extension of Exercise Period for, Stock Options. All stock options (other than so-called “performance options,” which are options that vest or become exercisable only if certain stock price and/or financial performance tests are achieved) granted to Meyer by Key after February 1, 2001 that remain outstanding on the Termination Date shall be deemed to have vested (to the extent not already vested) as of immediately prior to the termination of his employment unless Meyer’s employment is terminated by Key for Cause, by Meyer’s Voluntary Resignation before the fifth anniversary of the date of grant of the particular stock option, or as a result of death or disability. Each stock option (other than any performance option) granted to Meyer by Key after February 1, 2001 that remains outstanding and is vested on the Termination Date (whether pursuant to the immediately preceding sentence or otherwise) shall be exercisable after the Termination Date until that particular option’s expiration date (which is the last date that the option would be exercisable in accordance with its terms if Meyer had continued in Key’s employment indefinitely) unless Meyer’s employment is terminated by Key for Cause or by Meyer’s Voluntary Resignation before the fifth anniversary of the date of grant of the particular stock option. In the case of incentive stock options granted to Meyer by Key after February 1, 2001, this Section 15 shall apply, recognizing however that failure to exercise the incentive stock option within the time periods after the Termination Date prescribed by the Internal Revenue Code may cause the option to fail to qualify for incentive stock option treatment under the Internal Revenue Code. If, in accordance with its terms and without regard to this Section 15, an option would vest earlier than is provided in this Section 15 or would be exercisable for a longer period than is provided in this Section 15, the terms of the option providing for earlier vesting and/or a longer period of exercisability, as the case may be, shall govern. Each stock option (other than performance options) granted to Meyer by Key after February 1, 2001 shall be deemed to contain the provisions of this Section 15 as a part of the award instrument evidencing such option.
16. Post-Termination Benefits. Following termination of his employment with Key for any reason other than Cause, Voluntary Resignation, or death, Key shall continue to provide to Meyer the following benefits:
(a) Payment of an amount equal to the meeting fee and payment of reasonable expenses for a meeting of the Board of Directors if Meyer attends Key’s annual meeting of shareholders at the invitation or request of Key’s Chief Executive Officer.
(b) Use of office space and secretarial support in Key facilities in the Greater Cleveland metropolitan area for a period of five years following the Termination Date.
(c) Payment of monthly membership dues at one country club, one luncheon club, and one professional or cultural group or association located in the Greater Cleveland metropolitan area; provided, however, that at any time after the fifth anniversary of the Termination Date, Key may, by giving written notice to Meyer signed by the Chair of the Committee, cease paying dues under this Section 16(c) if Meyer no longer utilizes the club or clubs in question in connection with clients or business activities that are a benefit to Key.
(d) Payment of the cost of tax preparation assistance but only to the extent and as long as Key provides this benefit to its executive officers; provided, however, that at any time after the fifth anniversary of the Termination Date, Key may, by giving written notice to Meyer signed by the Chair of the Committee, cease paying the cost of tax preparation assistance under this Section 16(d) in respect of any tax year which begins after the date Key gives such written notice to Meyer.
17. Savings Clause. If any payments otherwise payable to Meyer under this Agreement are prohibited by any applicable statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the Federal Deposit Insurance Corporation (the “FDIC”) that limits so called “golden parachute payments” that can be made by an FDIC insured institution or its holding company if the institution is financially troubled and certain so-called “indemnification payments” (any such statute or regulation being a “Limiting Rule”):
(a) Key will use its best efforts to obtain the consent of the appropriate governmental agency (whether the FDIC or any other agency, and including using its best efforts to appeal any refusal by any such agency to grant its consent) to the payment by Key to Meyer of the maximum amount that is permitted (up to the amounts that would be due to Meyer under this Agreement or otherwise absent the Limiting Rule); and
(b) Meyer will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable Key plan or policy (including any severance, separation pay, and/or salary continuation plan that may be in effect at the time of Meyer’s termination), up to the amounts that would be due to Meyer under this Agreement or otherwise absent the Limiting Rule.
18. Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code (hereinafter referred to as “Section 409A”). This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall be amended to comply with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or commenced until six months after Meyer’s “separation from service” as such phrase is defined for purposes of Section 409A.
19. Survival of Obligations. Except as is otherwise expressly provided in this Agreement, the respective obligations of Key and Meyer hereunder shall survive any termination of Meyer’s employment under this Agreement.
20. Merger or Transfer of Assets of Key. Key will not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation, unless such other corporation shall assume this Agreement in a signed writing and deliver a copy thereof to Meyer. Upon such assumption the successor corporation shall become obligated to perform the obligations of Key under this Agreement, and the term “Key” as used in this Agreement shall be deemed to refer to such successor corporation.

21. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (to the Secretary of Key in the case of notices to Key and to Meyer in the case of notices to Meyer) or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:
If to Key:
KeyCorp
127 Public Square
Cleveland, Ohio 44114-1306
Attention: Secretary
If to Meyer:
Mr. Henry L. Meyer III
3385 Roundwood Road
Hunting Valley, Ohio 44022
or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
22. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.
23. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Meyer and Key. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
24. Prior Agreement. This Agreement supersedes the agreement entered into between Meyer and Key as of October 15, 1996 that provided Meyer certain protection in the event of a Change of Control of Key.
25. Definitions.
25.1 Accounting Firm. The term “Accounting Firm” means the independent auditors of Key for the fiscal year preceding the earlier of (i) the year in which the Termination Date occurred, or (ii) the year, if any, in which occurred the first Change of Control occurring after the Effective Date, and such firm’s successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this

Agreement, Key shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for Key or any of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”)).
25.2 Average Annual Incentive Compensation. The term “Average Annual Incentive Compensation” means the sum of Average Short Term Incentive Compensation, as defined in Section 25.4 below, and Average Long Term Incentive Compensation, as defined in Section 25.3 below. For purposes of this Agreement:
(a) incentive compensation means any cash based incentive compensation, including bonuses and is calculated before any reduction on account of deferrals;
(b) notwithstanding the fact that they are made in restricted stock, phantom restricted stock, and/or Performance Shares rather than in cash, any LTIC Stock Grant shall be deemed to be long term incentive compensation;
(c) short term incentive compensation means incentive compensation for periods of time of one year or less;
(d) targeted short term incentive compensation means:
(i) if the short term incentive compensation plan, program, or arrangement in question designates a targeted amount or a targeted level of achievement applicable to Meyer, it means that targeted amount or level;
(ii) if the short term incentive compensation plan, program, or arrangement in question has only one level of payout applicable to Meyer (other than zero), it means that level (i.e.: the level other than zero);
(iii) if the short term incentive compensation plan, program, or arrangement in question does not designate a targeted amount or level of achievement applicable to Meyer but does have multiple anticipated levels of possible payout or achievement applicable to Meyer, it means (in each case excluding from consideration any level that results in zero payout) the middle level of payout or achievement applicable to Meyer (or if there are an even number of levels, the average of the two levels if there are only two levels or the average of the middle two levels if there are four or more levels); and
(iv) in all other cases, the amount anticipated or projected to be paid under the plan, program, or arrangement in question at the time the performance period in question commenced.
25.3 Average Long Term Incentive Compensation. The term “Average Long Term Incentive Compensation” means the higher of:

(i) the average of the dollar value of the LTIC Stock Grants made to Meyer in each of the two years immediately preceding the Relevant Year (e.g., the average of the 2004 LTIC Stock Grant and the 2005 LTIC Stock Grant if the Relevant Year is 2006), or, if for any reason an LTIC Stock Grant was made to Meyer in only one of those two immediately preceding years, the dollar value of the LTIC Stock Grant for that single year; and
(ii) the dollar value of the LTIC Stock Grant for the Relevant Year.
For purposes of this Section 25.3, the dollar value of any LTIC Stock Grant means the aggregate Fair Market Value of the Common Shares or phantom stock units subject to that grant (whether those Common Shares are restricted Common Shares or Performance Shares or whether those shares of phantom stock are restricted shares of phantom stock) as of the date the grant is made, taking into account all and only all of the target levels of those Common Shares and shares of phantom stock without regard to changes in Key’s stock price after the date of grant or to any restrictions on or contingencies concerning those Common Shares or shares of phantom stock.
25.4 Average Short Term Incentive Compensation. The term “Average Short Term Incentive Compensation” means the higher of:
(a) the average of the short term incentive compensation payable to Meyer for each of the last two years immediately preceding the Relevant Year or, if for any reason short term incentive compensation was payable to Meyer for only one of those two years, the amount of short term incentive compensation payable to Meyer for that year, and
(b) Meyer’s targeted short term incentive compensation for the Relevant Year or for the year immediately preceding the Relevant Year, whichever is higher.
25.5 Base Salary. The term “Base Salary” means the salary payable to Meyer from time to time before any reduction for voluntary contributions to the KeyCorp 401(k) Plan or any other deferral under any other plan. Base Salary does not include imputed income from payment by Key of country club membership fees or other noncash benefits.
25.6 Board of Directors. The term “Board of Directors,” when used other than with specific reference to another entity, means the Board of Directors of Key.
25.7 Change of Control. A “Change of Control” shall be deemed to have occurred if, at any time after the date of this Agreement and while Meyer remains in the employ of Key, there is a Change of Control under any of clauses (a), (b), (c), or (d) below. For these purposes, Key will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall, for all purposes of this

Section 25.7, include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of Key or any successor to Key.
(a) A Change of Control will have occurred under this clause (a) if Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and either
(i) immediately after giving effect to that transaction, less than 65% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to the transaction, or
(ii) immediately after giving effect to that transaction, individuals who were directors of Key on the day before the first public announcement of (x) the pendency of the transaction or (y) the intention of any person or entity to cause the transaction to occur, cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key.
(b) A Change of Control will have occurred under this clause (b) if a tender or exchange offer shall be made and consummated for 35% or more of the outstanding voting stock of Key or any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 35% or more of the outstanding voting stock of Key or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as adopted under the 1934 Act, disclosing the acquisition of 35% or more of the outstanding voting stock of Key in a transaction or series of transactions by any person (as defined earlier in this clause (b));
(c) A Change of Control will have occurred under this clause (c) if either
(i) without the prior approval, solicitation, invitation, or recommendation of the Board of Directors any person or entity makes a public announcement of a bona fide intention (A) to engage in a transaction with Key that, if consummated, would result in a Change Event (as defined below in this clause (c)), or (B) to “solicit” (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the Board of Directors, or
(ii) any person or entity publicly announces a bona fide intention to engage in an election contest relating to the election of directors of Key (pursuant to Regulation 14A, including Rule 14a-11, under the 1934 Act), and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement,

constituted the directors of Key (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof unless both (A) the election, or the nomination for election by Key’s shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (B) prior to the time that the Incumbent Directors no longer constitute a majority of the Board of Directors, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24 month period to cause the Incumbent Directors to no longer be a majority of the Board of Directors was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under subclause (i) or (ii) of this clause (c).
For purposes of this clause (c), the term “Change Event” shall mean any of the events described in the following subclauses (x), (y), or (z) of this clause (c):
(x) A tender or exchange offer shall be made for 25% or more of the outstanding voting stock of Key or any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 25% or more of the outstanding voting stock of Key or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the outstanding voting stock of Key in a transaction or series of transactions by any person (as defined earlier in this subclause (x)).
(y) Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to such transaction or less than 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key were directors of Key immediately prior to such transaction.
(z) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Key.
(d) A Change of Control will have occurred under this clause (d) if there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Key.
25.8 Committee. The term “Committee” means the Compensation and Organization Committee of the Board of Directors of Key or any successor to that committee.
25.9 Common Shares. The term “Common Shares” means common shares of Key.

25.10 Competitive Activity. Meyer shall be deemed to have engaged in “Competitive Activity” if he engages, without Key’s prior written consent, in any business or business activity in which Key or any of its Subsidiaries engages, including, without limitation, engaging in any business activity in the banking or financial services industry (other than as a director, officer, or employee of Key or any of its Subsidiaries) or has an ownership interest in, or serves as a director, officer, agent, or employee of, or in any other capacity with, any Financial Services Company or renders services of a consultative, advisory, or other nature to any Financial Services Company. Notwithstanding the foregoing, Meyer will not be deemed to have engaged in Competitive Activity solely because of any one or more investments he may make in any one or more for profit entity or entities, none of which is a Financial Services Company, or solely because he owns stock in a publicly held Financial Services Company that constitutes not more than 1% of the outstanding stock of that Financial Services Company.
25.11 Day. A “day” as used in this Agreement means a calendar day unless business day is specifically referred to.
25.12 Demotion or Removal. Meyer shall be deemed to have been subjected to “Demotion or Removal:”
(a) if Meyer ceases to be Chairman of the Board of Key (or, after a Change of Control, of the Surviving Entity) at any time before the expiration of the term of his employment pursuant to Section 6.1, other than as a result of the termination of his employment by Key for Cause or of his Voluntary Resignation or Voluntary Retirement, death, or disability,
(b) if Meyer ceases to be or have the responsibilities, duties, or authorities of Chief Executive Officer of Key (or, after a Change of Control, of the Surviving Entity) at any time before the expiration of the term of his employment pursuant to Section 6.1, other than as a result of the termination of his employment by Key for Cause or of his Voluntary Resignation or Voluntary Retirement, death, or disability, or
(c) if Meyer ceases to be a director of Key (or, after a Change of Control, of the Surviving Entity) at any time before the expiration of the term of his employment pursuant to Section 6.1, other than as a result of the termination of his employment by Key for Cause or of his Voluntary Resignation or Voluntary Retirement, death, or disability.
25.13 Fair Market Value. The term “Fair Market Value” with respect to Common Shares means:
(a) if the Common Shares are traded on a national exchange, the mean between the high and low sales price per Common Share on the national exchange on the date for which the determination of fair market value is made or, if there are no sales of

Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares, or
(b) if the Common Shares are not traded on a national exchange, the mean between the high and low sales price per Common Share in the over-the-counter market, National Market System, as report by the National Quotations Bureau, Inc. and NASDAQ on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares.
The term “Fair Market Value” with respect to phantom stock units means the Fair Market Value of the equivalent number of Common Shares, as underly the phantom stock units.
25.14 Financial Services Company. The term “Financial Services Company” means a bank, bank holding company, savings and loan association, building and loan association, savings and loan holding company, insurance company, investment banking, or securities company, or other financial services company, other than Key or any of its Subsidiaries.
25.15 Impermissible. The term “Impermissible,” when used in the context of Meyer’s continued coverage by and participation in any of the Retirement Plans or Savings Plans shall mean that such a continuation would violate the provisions of any such plan, would cause any such plan that is or is intended to be qualified under Section 401(a) of the Internal Revenue Code to fail to be so qualified, would require shareholder approval, or would be unlawful.
25.16 Long Term Disability Plan. The term “Long Term Disability Plan” means and includes the KeyCorp Long Term Disability Plan as from time to time amended, restated, or otherwise modified, including any long term disability plan or program that, after the Effective Date, succeeds, replaces, or is substituted for that plan and includes long term disability benefits or rights provided pursuant to or under insurance contracts maintained by Key applicable to executive officers of Key.
25.17 LTIC Stock Grant. The term “LTIC Stock Grant” means the grant, if any, of restricted stock, of phantom restricted stock, of Performance Shares, or a combination of restricted stock, phantom restricted stock and/or Performance Shares made by the Committee to Meyer during any particular year as part of Key’s ongoing compensation program. For greater clarity, for purposes of this Agreement, LTIC Stock Grants include:
(a) The grant of 31,163 shares of Performance-Based Restricted Stock and 31,162 shares of Cash Performance Shares made by the Committee effective February 19, 2004 under the 2004 Equity Compensation Plan subject to the approval of the Plan by the shareholders of KeyCorp, which approval occurred on May 13, 2004, constitutes the 2004 LTIC Stock Grant.

(b) The grant of 29,610 shares of Performance-Based Restricted Stock and 29,610 shares of Cash Performance Shares made by the Committee to Meyer by resolution adopted on February 15, 2005 constitutes the 2005 LTIC Stock Grant.
The terms “2006 LTIC Stock Grant,” “2007 LTIC Stock Grant,” etc. refer to LTIC Stock Grants, if any, made to Meyer by resolution adopted by the Committee in the specified year.
25.18 Majority Action. The term “Majority Action,” when used in reference to the Board of Directors, means an action taken by the affirmative vote of a majority of the entire number of members of the Board of Directors.
25.19 Performance Shares. The term “Performance Shares” means an award denominated in Common Shares or phantom Common Shares (regardless of whether payable in stock or cash) the vesting of which is contingent or accelerated upon attainment of one or more performance goals (absent death, disability, or a Change of Control); provided, however, if the award is granted pursuant to or under a long term incentive compensation plan or program that has a target amount or a targeted level of performance, the terms Performance Shares and LTIC Stock Grant shall not include the portion of the award beyond the target amount or the portion of the award the vesting of which is contingent or accelerated upon exceeding the targeted level of performance (for example, the 2004 LTIC Stock Grant does not include the additional 31,163 Stock Performance Shares granted by the Committee to Meyer on February 19, 2004 that may be earned by exceeding the target level up to the maximum level).
25.20 Relevant Year. The term “Relevant Year” means the year in which the Termination Date occurs unless, during the two year period ending on the Termination Date, there has occurred one or more Changes of Control, in which case the term “Relevant Year” means the year in which occurred the first Change of Control that occurred during that two year period.
25.21 Retiree Medical Benefits Plan. The term “Retiree Medical Benefits Plan” means and includes the KeyCorp Medical Benefits Plan For Retirees as from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for that plan.
25.22 Retirement Plans. The term “Retirement Plans” means and includes the KeyCorp Cash Balance Pension Plan, which succeeded by merger the Retirement Plan for Employees of Society Corporation and Subsidiaries, and the Supplemental Retirement Plan, in all cases, as from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for any such plan, and all retirement plans of any nature maintained by Key or any of its Subsidiaries in which Meyer was participating prior to the Termination Date. Reference to a “Retirement Plan,” in the singular, means any of the Retirement Plans.
25.23 Savings Plans. The term “Savings Plans” means and includes the KeyCorp 401(k) Savings Plan, as from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for such plan, and other than the KeyCorp Deferred Savings Plan, all salary reduction, savings, profit-sharing, or stock bonus plans (including, without limitation, all plans involving employer matching contributions, whether or not constituting a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code), maintained by Key or any of its Subsidiaries in which Meyer was participating prior to the Termination Date. Reference to a “Savings Plan,” in the singular, shall mean any of the Savings Plans.
25.24 Subsidiary. The term “Subsidiary,” as of any time, means any corporation, bank, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at that time by Key or, after a Change of Control, by the Surviving Entity.
25.25 Surviving Entity. The term “Surviving Entity” means the entity surviving or resulting from any Change of Control involving Key or (if Key becomes a subsidiary in the transaction) the ultimate parent of Key.
25.26 Supplemental Retirement Plan. The term “Supplemental Retirement Plan” means the KeyCorp Supplemental Retirement Plan, which succeeded by merger the Amended and Restated Society Corporation Supplemental Retirement Plan, in all cases, as from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for the KeyCorp Supplemental Retirement Plan.
25.27 Termination Date. The term “Termination Date” means the date on which Meyer’s employment with Key and its Subsidiaries terminates.
25.28 Voluntary Resignation. The term “Voluntary Resignation” means a termination by Meyer of his employment with Key and its Subsidiaries before the expiration of the term of his employment pursuant to Section 6.1 by voluntarily resigning at his own instance without having been requested to so resign by Key, provided, however:
(a) A resignation by Meyer will not be deemed to be a Voluntary Resignation if it occurs at a time when Meyer is entitled to terminate his employment on grounds of Constructive Termination;
(b) Meyer will not be considered to have Voluntarily Resigned if he retires at any time on or after February 1, 2011; and
(c) Meyer will not be considered to have Voluntarily Resigned if he retires at any time before February 1, 2011 with the approval of the Board of Directors or the Committee.
25.29 Voluntary Retirement. The term “Voluntary Retirement” means a termination by Meyer of his employment with Key and its Subsidiaries by voluntarily retiring at his own instance without having been requested to so retire by Key, except that any retirement by Meyer will not be deemed to be a Voluntary Retirement if it occurs at a time when Meyer is entitled to terminate his employment on grounds of Constructive Termination.

     IN WITNESS WHEREOF, Key and Meyer have executed this Agreement, Key by its duly authorized Vice Chairman of the Board, as of the date first written above.

KEYCORP

By:	/s/ Thomas C. Stevens

Thomas C. Stevens
Vice Chairman of the Board

/s/ Henry L. Meyer III

HENRY L. MEYER III